Exhibit (h)(9)

Form of Amendment Regarding Summary Prospectus Services

Pyxis Funds I

Pyxis Capital, L.P.

13455 Noel Road, Suite 800

Dallas, TX 75240

Dear                     :

This document is an Amendment to the Sub-Administration Services Agreement dated [December 4, 2006] between Pyxis Capital, L.P. (formerly, Highland Capital Management, L.P.) (“Pyxis”) and BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) with respect to Pyxis Funds I (formerly, Highland Funds I) (the “Fund”) (the “Agreement”) and that Agreement is hereby amended as set forth below. This Amendment shall be effective as of the date set forth below immediately above Pyxis’ signature line.

Thank you for the opportunity to provide additional regulatory administration services for the Fund.

The Regulatory Administration Department of BNY Mellon will provide the following services to the Fund each year for a fee to be agreed in writing between Pyxis and BNY Mellon:

•

Draft the initial summary prospectus (and in each subsequent year, the annual update of the summary prospectus) for each series of the Fund listed on Exhibit A hereto (as such Exhibit A may be amended from time to time).

•	Coordinate the Securities and Exchange Commission filing of each such summary prospectus with the Fund’s financial printer.

BNY Mellon’s regulatory administration services are intended to assist in meeting the regulatory requirements with respect to the Fund and are not, nor shall they be construed as constituting, legal advice or the provision of legal services. This Amendment does not establish an attorney-client relationship between BNY Mellon and the Fund or any other person. As always, all work prepared by BNY Mellon’s Regulatory Administration Department is subject to review and approval by the Fund’s outside counsel.

The undersigned hereby represents and warrants to BNY Mellon that (i) the terms of this Amendment, (ii) the fees and expenses associated with this Amendment, and (iii) any benefits accruing to BNY Mellon or to Pyxis or its affiliates in connection with this Amendment have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Amendment, any such fees and expenses, and any such benefits.

Except as set forth herein, all terms and conditions of the Agreement shall remain in full force and effect. This Amendment and the Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any other agreements, promises, representations, discussions, written or oral, concerning such subject matter. In the event of a conflict between the terms and conditions of this Amendment and the Agreement, the terms of this Amendment shall control.

If the foregoing is in accordance with your understanding, please indicate your acceptance of the arrangement by signing below.

BNY Mellon Investment Servicing (US) Inc.

By:
Name:	Jay F. Nusblatt
Title:	Executive Vice President

Agreed to and accepted as of , 201 .

Pyxis Capital, L.P.

By:
Name:
Title:

Exhibit A

Pyxis Funds I

Pyxis Long/Short Equity Fund (f/k/a Highland Long/Short Equity Fund)

Pyxis Long/Short Healthcare Fund (f/k/a Highland Long/Short Healthcare Fund)

Pyxis Floating Rate Opportunities Fund (f/k/a Highland Floating Rate Opportunities Fund)